MERCURY MASTER TRUST

MERCURY MASTER SELECT GROWTH PORTFOLIO

FILE # 811- 9049

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
01/31/02	Taiwan Semiconductor	$71,523	$875,000,000	Goldman Sachs
		$	$
		$	$
		$	$